UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2016

Ournett Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-192415	46-3545939
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

122 East 42nd Street, New York, NY 10168

(Address of principal executive offices)

(212) 986-1544

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 8.01 Other Events.

On September 14, 2016, Ournett Holdings, Inc. (the “Company”) filed a Definitive Information Statement on Schedule 14C with the U.S. Securities and Exchange Commission to announce that the stockholders of the Company, collectively holding a majority of the voting power of capital stock, and the Board of Directors approved and authorized the following amendments to the Company’s Articles of Incorporation, filed with the Secretary of State of the State of Nevada, to accomplish the following actions:

(1)	To reorganize the capital structure of the Company by increasing the authorized number of shares of common stock, $0.00001 par value per share, from one hundred million (100,000,000) shares to three hundred fifty million (350,000,000) shares of common stock, $0.015 par value per share (the “Post-Reorganization Common Stock” and such action, the “Capital Stock Reorganization”); and

(2)	To authorize, a Reverse Stock Split of our issued and outstanding shares of Post-Reorganization Common Stock on a 1-for-10 share basis (the “Reverse Stock Split”) to occur simultaneously with the effectiveness of the Capital Stock Reorganization.

The Reverse Stock Split and the Capital Stock Reorganization are scheduled to take effect on November 21, 2016 (the “Effective Date”) upon filing of the Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada.

On the Effective Date, for every ten (10) shares of Pre-Reorganization Common Stock held of record, each Company stockholder’s ownership of Pre-Reorganization Common Stock shall, simultaneously with the Capital Stock Reorganization, be automatically consolidated, combined and reclassified into one (1) share of Post-Reorganization Common Stock.

On the Effective Date, the number of shares issued and outstanding will be reduced to approximately 4,266,244 shares of Post-Reorganization Common Stock (without giving effect to rounding-up for fractional shares) based on the ratio for the Reverse Stock Split of 1-for-10 from the current 42,662,440 shares issued and outstanding. No fractional shares of Post-Reorganization Common Stock will be issued to the Company’s stockholders in connection with the Reverse Stock Split. Instead, each stockholder entitled to receive a fractional share of Post-Reorganization Common Stock as a result of the Reverse Stock Split will receive the next rounded-up whole one (1) share Post-Reorganization Common Stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ournett Holdings, Inc.

Dated: November 8, 2016	By:	/s/ Fernando Koatz
Name: Fernando Koatz
Title: Chief Financial Officer

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